Exhibit 99.1

Initiation of FANTOM II Clinical Trial

and

Live Case Implant at ACC

San Diego, California and Sydney, Australia (Monday, 16 March 2015, AEDT) — REVA Medical, Inc. (ASX: RVA) (“REVA” or the “Company”) is pleased to announce the initiation of patient enrollment in the FANTOM II clinical trial of its Fantom™ sirolimus-eluting bioresorbable scaffold. The Fantom scaffold, made from REVA’s advanced proprietary polymer, is designed to allow the restoration of blood flow in patients being treated for coronary artery disease, then resorb from the body over time.

The FANTOM II trial will enroll patients at multiple clinical sites in eight countries. Data from up to 110 patients in this trial is intended to be used in a European CE Mark application which is expected to occur by mid-2016.

Dr. Alexandre Abizaid, co-principal investigator for the FANTOM II trial, and his team at the Instituto Dante Pazzanese de Cardiologia in Sao Paulo, Brazil performed the first two patient implants of the Fantom scaffold, one of which was broadcast during a live video satellite transmission at the American College of Cardiology’s (“ACC”) 64th Annual Scientific Session & Expo held March 14th through 16th in San Diego, California.

The live implant of the Fantom scaffold involved a patient that presented with a 70% blockage of the left anterior descending artery of the heart. The Fantom scaffold was clearly visible during the procedure, easily delivered to the location of the blockage, and expanded to its intended diameter in a standard clinical procedure to restore blood flow.

“We are pleased to have the opportunity to showcase Fantom’s unique set of attributes to the clinical community at ACC,” commented Jeffrey Anderson, REVA’s Senior Vice President of Clinical and Regulatory Affairs. “As noted during the procedure, Fantom’s visibility is a valuable tool in precisely placing the scaffold and physicians appreciate the ability to deploy the scaffold directly to the desired size without the need for intermediate inflation steps. We believe Fantom will offer physicians and patients an ideal combination of scaffold features and look forward to providing trial updates in the months ahead.”

HEAD OFFICE:  5751 Copley Drive, San Diego, CA 92111 • +1 (858) 966-3000 • +1 (858) 966-3099 (FAX)• www.revamedical.com

AUSTRALIAN OFFICE: Suite 4, Level 14, 6 O’Connell Street, Sydney NSW 2000 • +61 2 9237 2800

ARBN 146 505 777 • REVA Medical, Inc., is a foreign company incorporated in Delaware, USA, whose stockholders have limited liability

About REVA

REVA is a development stage medical device company located in San Diego, California, USA, that is focused on the development, testing, and eventual commercialization of its proprietary bioresorbable stents, which are called “scaffolds” because of their temporary nature. The Company’s scaffolds are currently in clinical studies and have been developed as an alternative to metal stents, which are small tube-like devices permanently implanted into an artery to treat coronary artery disease. Scaffolds provide restoration of blood flow, support the artery through the healing process, then disappear (or “resorb”) from the body over a period of time. This resorption allows the return of natural movement and function of the artery, a result not attainable with permanent metal stents. The Company’s initial intended commercial product, the FantomTM scaffold, has been designed to offer an ideal balance of thinness and strength, and distinct ease-of-use features including complete scaffold visibility under x-ray, expansion with one continuous inflation, and no procedural time limitations. REVA will require successful clinical trial results and regulatory approval before it can commercialize Fantom or any other products.

Forward-Looking Statements

This announcement contains or may contain forward-looking statements that are based on management’s beliefs, assumptions and expectations and on information currently available to management. All statements that are not statements of historical fact, including those statements that address future operating performance and events or developments that we expect or anticipate will occur in the future, are forward-looking statements, such as those statements regarding our ability to obtain regulatory approvals, timely and successfully complete our clinical trials, protect our intellectual property position, commercialize our products if and when approved, develop and commercialize new products, and estimates regarding our capital requirements and financial performance, including profitability. You should not place undue reliance on these forward-looking statements. Although management believes these forward-looking statements are reasonable as and when made, forward-looking statements are subject to a number of risks and uncertainties that may cause our actual results to vary materially from those expressed in the forward-looking statements, including the risks and uncertainties that are described in the “Risk Factors” section of our Annual Report on Form 10-K filed with the United States Securities and Exchange Commission (the “SEC”) on March 17, 2014, and as updated in our periodic reports since then. Any forward-looking statements in this announcement speak only as of the date when made. REVA does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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